Exhibit 99.1

CAMDEN NATIONAL INCREASES DIVIDEND, AUTHORIZES A DIVIDEND REVINVESTMENT PLAN AND RENEWS STOCK REPURCHASE PROGRAM

Camden, Maine - June 24, 2003: Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC), announced that the Board of Directors of the Company has approved three important shareholder-related initiatives. The Board of Directors of the Company declared a $0.19 per share dividend payable on July 31, 2003 for shareholders of record on July 15, 2003. The dividend represents a $0.02 or 12% increase from the previous quarter’s dividend.

Daigle also announced that the Board of Directors authorized the establishment of a dividend reinvestment plan, commonly referred to as a “DRIP”. The DRIP will allow holders of Camden National Corporation stock to apply their dividends to the purchase of common stock as well as to directly purchase additional shares of common stock at reduced brokerage costs. Management expects to communicate the terms of the program to shareholders within 60 days.

Additionally, the Board of Directors approved the renewal of the Company’s Common Stock Repurchase Program. This action represents the second renewal of the Company’s Common Stock Repurchase Program, which was introduced in July 2001. Since that time, the Company has repurchased 228,740 common shares at an average cost of $21.44 per share. During the first six months of 2003, the Company repurchased 103,230 common shares at an average cost of $24.67 per share.

The 2003 Stock Repurchase Program will be in effect July 1, 2003 and will expire on June 30, 2004. The authority granted under the 2003 Stock Repurchase Program may be exercised from time to time and in such amounts as market conditions warrant. Any repurchases are intended to make appropriate adjustments to the Company’s capital structure, including meeting share requirements related to employee benefit plans and for general corporate purposes.

Daigle explained, “The dividend increase will provide additional funds to shareholders who look to stock ownership as a source of income, while the DRIP will support shareholders who want to acquire additional stock in Camden National Corporation. Finally, the renewal of the repurchase program allows the buyback of common shares at times when the market may not value our stock appropriately. These three programs are part of our commitment to investors who appreciate the value of ownership in our Company.”

Contacts:

Investor Relations: Gregory A. Dufour Senior Vice President, Finance, Operations and Technology Tel. (207) 230-2106	Public Relations: Suzanne Brightbill Public Relations Officer Tel. (207) 230-2120

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving mid- coast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 16 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Actual results, as well as the future execution of the dividend and stock repurchase programs, may differ substantially from the results and programs referred to herein due to a number of factors, including but not limited to the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in the Company’s ability to continue to generate cash at a rate necessary to continue paying cash dividends or repurchasing shares; changes in laws and regulations; changes in the size and nature of the Company’s competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.